UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ModusLink Global Solutions, Inc.
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On December 7, 2011, ModusLink Global Solutions, Inc. (“ModusLink”) issued the following news release:

MODUSLINK SENDS LETTER TO STOCKHOLDERS

Urges Stockholders to Support the Company’s Strategy and Vote the WHITE Proxy Card

Today to Elect ModusLink’s Highly Qualified Nominees

WALTHAM, Mass., December 7, 2011 -- ModusLink Global Solutions(TM), Inc. (NASDAQ: MLNK), today announced that it is mailing a letter to stockholders in connection with the Company’s Annual Meeting of Stockholders. Stockholders of record at the close of business on December 1, 2011 will be entitled to vote at the January 20, 2012 Annual Meeting.

ModusLink’s Board of Directors unanimously recommends that stockholders vote “FOR” the Company’s two experienced and highly qualified nominees for director: Thomas H. Johnson and Jeffrey J. Fenton – on the WHITE proxy card. Stockholders are encouraged to vote by telephone, Internet or by signing, dating and returning the WHITE proxy card.

The text of the letter to ModusLink stockholders is below:

December 7, 2011

Dear Fellow Stockholder:

Your Vote is Important, No Matter How Many Shares You Own

At ModusLink Global Solutions, Inc.’s Annual Meeting of Stockholders, scheduled for Friday, January 20, 2012, you will have the opportunity to make a critical decision regarding the future of your investment in the Company. At the meeting, Peerless Systems Corporation is seeking to elect its own slate of two director candidates to your Board, both of whom are directly affiliated with Peerless, in opposition to your Board’s nominees. Instead, the ModusLink Board of Directors unanimously recommends that stockholders vote “FOR” the Company’s two experienced and highly qualified nominees for director: Thomas (“Tom”) H. Johnson and Jeffrey (“Jeff”) J. Fenton.

Protect the value of your investment in the Company. Please use the enclosed WHITE proxy card today to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card. Please simply discard any Gold Peerless proxy card you may receive, as using it to submit a vote will cancel any previous vote you have submitted for ModusLink.

MODUSLINK HAS RETURNED SIGNIFICANT CAPITAL TO STOCKHOLDERS

AND HAS TAKEN ACTION TO PROTECT STOCKHOLDER VALUE

The current Board and management team have a strong track record of returning value to stockholders. Since the beginning of fiscal 2008, ModusLink has returned nearly $97 million of cash to stockholders through stock buybacks and the March 2011 special dividend. The aggregate $40 million special cash dividend was one of the most direct ways to return value to stockholders, with the additional benefit of favorable tax treatment for stockholders. In addition, since initiating its buyback programs in early fiscal 2008, the Company has repurchased $56.7 million of ModusLink shares, reducing its total shares outstanding by approximately 12 percent.

The Board has also taken action to protect stockholder value. As of October 18, 2011, ModusLink had cumulative net operating loss carryforwards of approximately $2.0 billion, which can be utilized in certain circumstances to offset future U.S. taxable income. These tax benefits represent a significant corporate asset that may deliver substantial benefits to ModusLink stockholders. The Company recently adopted a tax benefit preservation plan that is designed to protect these tax benefits and to allow all of ModusLink’s stockholders to realize the long-term value of their investment in ModusLink. The plan reduces the likelihood that changes in ModusLink’s investor base would limit ModusLink’s future use of its tax benefits, which would significantly impair the value of the benefits to all stockholders. To ensure stockholders have a say on this plan, which is similar to plans adopted by many other companies like ModusLink that have valuable tax assets, the Board has made it subject to stockholder approval at this year’s Annual Meeting.

THE BOARD AND MANAGEMENT HAVE TRANSFORMED MODUSLINK INTO

A LEADER IN GLOBAL SUPPLY CHAIN MANAGEMENT SERVICES

Over the past several years, your Board and management team have worked diligently to position ModusLink for success, while also taking appropriate actions to respond to the persistent, adverse macro-economic conditions affecting our clients and our industry. Our driving objective has been to transform ModusLink into a leader in global supply chain management services by pursuing a strategy of strengthening our core business and growing our capabilities through acquisitions.

As a result of these efforts, ModusLink has established a unique and highly competitive value proposition, and today the Company plays a vital role in the advancement of our clients’ businesses.

In 2008, we acquired Open Channel Solutions (OCS), adding an entitlement management capability that strengthened our e-Business solution. We also acquired PTS Electronics (PTS) and Tech for Less (TFL) in 2008 and 2009 respectively - two important businesses that now comprise our Aftermarket Services capability, which is critical to our strategy of bringing to market an integrated value chain solution. However, due in part to the global economic decline, these businesses have underperformed, and we have taken significant actions to improve their results. Following leadership changes, a reduction in workforce and the implementation of better methods to buy, process, repair and sell products; we believe these businesses are much better positioned to improve competitiveness and profitability.

The additions of OCS, PTS and TFL are all aligned with our strategy to build around our core supply chain business with the addition of Aftermarket Services and e-Business solutions, which we view as having the potential for higher growth and profit margins for ModusLink than the traditional supply chain businesses. These U.S. based acquisitions are also in line with our strategy to take advantage of our sizeable NOLs and provide the Company with the mix of services and scale necessary to position ModusLink for improved profitability over the long term.

MODUSLINK IS IMPLEMENTING A STRATEGIC PLAN TO PUT THE COMPANY ON A

TRAJECTORY OF SUSTAINED GROWTH IN REVENUE AND PROFITS –

THIS PLAN IS ALREADY DELIVERING RESULTS

In addition, your Board and management team continually look for ways to improve business operations. As the recession took hold in 2009, we consolidated operations and reduced expenses by more than $20 million while simultaneously achieving record revenue from new programs. Although the market headwinds have remained difficult since then, we continue to evaluate ways to enhance our operations. As part of this process, we developed and have begun to implement an investment and cost reduction plan that we believe will benefit the Company and drive value for all of our stockholders. We provided an update on our progress with this plan on our recent fiscal 2012 first quarter financial results conference call. The key components of this plan include:

•

Accelerating sales and increasing market penetration. Our initiatives to further penetrate the market and accelerate sales include investments in sales and marketing to grow our quota bearing sales organization, improve our processes and improve sales targeting to better align sales actions with the most compelling market opportunities. These initiatives are aimed at achieving annual revenue from new programs of $150 million to $200 million; a level we have achieved previously and believe is needed to grow total revenue. We are pleased with the quality of the new people we have added, and we are seeing a very good increase in activity as we build our sales pipeline.

•

Implementing cost alignment initiatives. We anticipate that these initiatives will result in annualized cost savings of between $30 million and $40 million that will come from areas such as: reduced labor cost, restructuring of facilities, expansion of our shared services initiatives, continuous improvement initiatives and strategic sourcing across our network of facilities. By their nature, the financial benefits of these initiatives take time as we phase in the program during fiscal 2012. We estimate approximately $15 million to $20 million of cost savings for fiscal 2012, which will be reinvested into sales and marketing and short-duration programs. We expect further benefit in fiscal 2013 as the short-duration elements of these investments conclude.

•

Strengthening ModusLink’s leadership team. We recently added a new highly-qualified person to lead our sales and marketing organization as President, Sales and Marketing. In addition, we created the position of President, Integrated Services to bring Aftermarket Services and e-Business solutions under common leadership and hired a new leader of human resources to help us develop and leverage our current resources, improve efficiency across the organization and strengthen training and planning for talent needed for the future. These additions substantially strengthen our management team and better position ModusLink for long-term growth.

MODUSLINK HAS A STRONG, EXPERIENCED AND INDEPENDENT BOARD

The programs described above are the product of a Board comprised of seasoned executives who are actively engaged and keenly aware of their duties to create value for all stockholders. Importantly, seven of our eight highly-qualified Board members are independent, and half of the directors have joined the Board within the past five years. Furthermore, Peerless’ pursuit of this proxy contest could result in the removal of two of ModusLink’s newest Board members.

Additionally, the Board recently approved the separation of the chairman and chief executive officer roles – an action designed to enhance the independence and governance structure of ModusLink’s Board. Francis J. Jules has been named non-executive chairman of the Board, a position for which he is well qualified, having recently served as the Company’s presiding director, its lead independent director, since 2006.

As part of our corporate governance policy, the ModusLink Board is open to the candidacy of independent directors who have relevant experience and can provide valuable insight and perspective to supplement the Board’s existing expertise. Your Board takes very seriously its mandate to seek director candidates with the qualifications and necessary depth and breadth of experience needed to assist the Board in carrying out its duties to stockholders. To that end, all ModusLink director nominees are subject to the same thorough review process. Your Board views this formalized vetting procedure as a reasonable and essential step to ensure that any incoming members of the Board have skills, background and experience in areas that are critical to ModusLink’s continued success.

In fact, last year, the Nominating & Corporate Governance Committee interviewed director candidates put forward by stockholders for election at the 2010 Annual Meeting. After interviewing Raging Capital Management and LCV Capital Management’s nominees, the Board appointed one of those nominees, Jeff Fenton, to the Board, and has nominated Mr. Fenton for a three-year term at this year’s Annual Meeting. Despite this established and proven process, Peerless’ two director nominees have refused ModusLink’s request to be interviewed by the Board’s Nominating & Corporate Governance Committee.

MODUSLINK’S NOMINEES ARE EXPERIENCED, QUALIFIED AND COMMITTED TO

DELIVERING VALUE FOR ALL STOCKHOLDERS

Your Board’s director nominees, Tom Johnson and Jeff Fenton, are highly-qualified professionals who bring critical and complementary skills to the ModusLink Board. They understand their responsibility as directors to protect and grow value for all stockholders.

Tom Johnson has been a member of the ModusLink Board since April 2006. Mr. Johnson was identified as part of a nationwide search for director candidates, and brings more than 15 years of leadership and financial experience, including service as the chief executive officer of two large multinational corporations. Since January 2009, Mr. Johnson has served as the Chief Executive Officer of The Taffrail Group, LLC, an international advisory firm. From November 2005 to the present, Mr. Johnson has been Managing Partner of THJ Investments, L.P., a private investment entity. Mr. Johnson served as Chairman and Chief Executive Officer of Chesapeake Corporation, a specialty packaging manufacturer, from August 1997 to November 2005. Mr. Johnson is also a director of Coca-Cola Enterprises, Inc., GenOn Energy, Inc. and Universal Corporation.

Jeff Fenton joined the ModusLink Board in November 2010, and brings a proven record of leading large and diverse organizations, developing and executing market leading strategies, and consistently delivering bottom-line results. Mr. Fenton has served as Principal of Devonshire Advisors LLC, an investment advisory services firm since March 2004. From March 2004 to April 2008, Mr. Fenton served as Senior Advisor to Cerberus Capital Management LLC, one of the world’s leading private investment firms. In addition, he served as Chief Executive Officer of Maxim Crane Works Holdings, Inc. a major industrial company from 1999 to 2002. Prior to that time, he held a number of positions over a 20-year career with General Electric, culminating in the role as the Chief Executive Officer of GE Capital Modular Space and an officer of GE Capital Corporation. Mr. Fenton served as a director of Bluelinx Holdings Inc., Formica Corporation, IAP Worldwide Services and Transamerica Trailer Leasing Co.

MODUSLINK’S BOARD AND MANAGEMENT HAVE COMMENCED

A REVIEW OF STRATEGIC ALTERNATIVES TO ENHANCE STOCKHOLDER VALUE

ModusLink’s Board of Directors remains open and receptive to all viable options designed to enhance stockholder value. Accordingly, the Board has retained Goldman, Sachs & Co. as its financial advisor to undertake a thorough review of strategic alternatives, including among other things a possible sale of certain of the Company’s assets and other strategic options.

To facilitate this process, the Board has formed a committee comprised solely of independent directors to oversee the review process and make associated recommendations to the full Board. This committee is being led by Jeff Fenton who, as mentioned earlier, was a director candidate put forward by stockholders in connection with last year’s annual meeting. Jeff Fenton’s appointment to lead this committee underscores the Board’s commitment to an objective and comprehensive evaluation of strategic alternatives. Furthermore, Peerless’ pursuit of this proxy contest could result in the removal of Jeff Fenton from the Board at an important time in the Board’s review of strategic alternatives.

YOUR BOARD HAS A TRACK RECORD OF CONSTRUCTIVE ENGAGEMENT WITH

STOCKHOLDERS AND HAS BEEN REASONABLE AND OPEN

TO A RESOLUTION WITH PEERLESS

ModusLink values the opinions of all stockholders and has a track record of working with stockholders. Just last year, ModusLink was able to reach a settlement agreement with LCV Capital Management and Raging Capital Management to avoid a costly and disruptive proxy contest. ModusLink’s Board and management have pursued a similar approach with Peerless and have actively engaged Peerless through numerous in-person meetings, conference calls and letters.

Throughout the course of this interaction, and despite concerns about the Peerless nominees, ModusLink made a concerted effort to resolve this matter, offering Peerless a settlement agreement which included board representation and customary confidentiality and standstill provisions. Despite numerous concessions by the Company, Peerless has instead chosen to engage the Company in a costly and disruptive proxy contest.

PEERLESS IS AN UNPROVEN ENTITY AND ITS NOMINEES HAVE NOT ARTICULATED

ANY STRATEGY OR PLAN FOR MODUSLINK

Historically, Peerless was a company that provided imaging and networking technologies. However, since Timothy Brog, one of Peerless’ nominees, took control Peerless has essentially become a publicly traded hedge fund with approximately $13 million under management. Peerless owns approximately 2.4 percent of ModusLink stock, has been a stockholder for less than five months and less than one month after becoming a ModusLink stockholder, Peerless notified us of its intent to nominate director candidates.

You should also know that since October 4, 2011, Peerless has sold approximately 10 percent of its ModusLink stockholdings.

Furthermore, Peerless is not familiar with ModusLink or the industry in which it operates and has failed to provide any constructive input or perspective on the Company. In fact, Peerless readily admits in its proxy materials that its nominees “do not have specific plans as of this date with respect to enhancing the value of the Company.”

PEERLESS NOMINEES ARE NOT RIGHT FOR MODUSLINK STOCKHOLDERS

Peerless has proposed a slate of two of its representatives in opposition to the highly-qualified directors nominated by your Board. We believe that all of our stockholders are best served by a Board made up of directors not only with financial, regulatory and marketing expertise, but also with deep experience and interest in our industry, our clients and the services we provide.

We strongly believe that the Peerless nominees fail to enhance the composition of your Board, as they have NO meaningful experience in the industry in which ModusLink operates and NO new ideas for enhancing the value of your investment in ModusLink. We also believe that electing the Peerless nominees could interrupt the ongoing implementation of our strategic plan, reduce the level of relevant experience on the Board and negatively impact stockholder value.

PEERLESS NOMINEE TIMOTHY BROG HAS A TROUBLING TRACK RECORD

OF SEC VIOLATIONS

Timothy Brog, one of the Peerless nominees, has a troubling history regarding violations of the securities laws and the failure to disclose such violations to stockholders. In 2006, Mr. Brog was part of a slate of director candidates put forward by a group of activist shareholders led by Full Value Partners in a proxy contest against a company called Gyrodyne. The Securities and Exchange Commission (SEC) found the Full Value Partners group’s proxy materials to be in violation of the Securities Exchange Act of 1934. Following this finding by the SEC, the Full Value Partners group withdrew its nominations.

The following year, the Full Value Partners group again attempted to nominate the same group of directors, including Mr. Brog. In response, Gyrodyne filed a federal lawsuit asserting that Full Value Partners was using false and misleading proxy materials to wage its proxy campaign. Mr. Brog’s nomination was subsequently withdrawn at the last minute, and the other two dissident candidates went on to be defeated.

In 2008, Mr. Brog’s violations in the Gyrodyne proxy fight returned to haunt him when he was nominated in a proxy contest against TravelCenters of America. In this situation, Mr. Brog encountered another lawsuit filed against him related to his failure to disclose the prior federal securities law violations in connection with the Gyrodyne matter. The Delaware Court of Chancery ruled in favor of TravelCenters, and deemed Mr. Brog’s notice of intent to nominate directors deficient and invalid.

We believe that Mr. Brog is operating Peerless as an unregistered investment company in violation of federal securities laws. Based on its public filings, we believe Peerless fails several quantitative and qualitative tests under the Investment Company Act of 1940. While Peerless has not been subject to regulatory action on this issue, the Company has contacted the SEC’s Division of Investment Management regarding its views based on Peerless’ public filings. Once again, Mr. Brog has failed to disclose these apparent federal securities law violations.

This pattern of violations is troubling and has no place on ModusLink’s Board.

MODUSLINK IS WELL-POSITIONED FOR LONG-TERM SUCCESS

We firmly believe the actions that ModusLink has undertaken are positioning the Company for long-term success. The progress we are making contributed to our results for the first quarter of fiscal 2012, which included our highest gross profit margin in nearly two years and our first operating profit in six quarters.

ModusLink has a robust financial foundation that provides a competitive advantage and affords us the opportunity to act in the long-term interests of our Company and stockholders. Given our strong liquidity and balance sheet, with more than $110 million in cash and no debt as of October 31, 2011, we believe we are well positioned to continue executing our investment and cost reduction plan to put ModusLink on a trajectory of sustained growth in revenue and profits.

YOUR VOTE IS IMPORTANT —

SUPPORT YOUR BOARD’S NOMINEES BY VOTING THE WHITE PROXY CARD TODAY

ModusLink is at a critical juncture in its development. Your Board and management team are actively engaged and committed to building value for all ModusLink stockholders and have the necessary depth and breadth of expertise in areas that are critical to ModusLink’s continued success. Protect your investment by voting for your Board’s highly qualified nominees TODAY – by telephone, Internet or by signing, dating and returning the WHITE proxy card.

On behalf of the Board of Directors, we thank you for your continued support of ModusLink.

Sincerely,
Francis J. Jules Chairman of the Board ModusLink Global Solutions, Inc.	Joseph C. Lawler President and Chief Executive Officer ModusLink Global Solutions, Inc.

Your Vote is Important, No Matter How Many or How Few Shares You Own

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (877) 750-5836

Banks and Brokers Call Collect: (212) 750-5833

REMEMBER:

We urge you NOT to vote using any Gold proxy card sent to you by

Peerless, as doing so will revoke your vote on the WHITE proxy card.

About ModusLink

ModusLink Global Solutions, Inc. designs and executes global value chain strategies to solve clients’ cost, time-to-market, customer satisfaction and revenue objectives. Our supply chain, aftermarket, e-Business and entitlement management solutions support the end-to-end product lifecycles of the world’s leading technology and consumer goods companies. ModusLink has more than 25 years of experience executing complex supply chain processes such as sourcing, configuration and fulfillment. We can manage these critical functions seamlessly with a client’s global e-Business initiative or an integrated aftermarket program, including alternative channel recovery for at-risk inventory. Backed by a footprint of more than 25 solution centers in 15 countries, ModusLink clients can react quickly to shifting market dynamics impacting value chain performance and revenues. For more information about ModusLink’s flexible, scalable and sustainable solutions, visit www.moduslink.com or www.valueunchained.com, the blog for value chain professionals.

ModusLink Global Solutions is a trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

Forward Looking Statements

This communication contains forward-looking statements, which address a variety of subjects including, for example, the potential benefit of the net operating loss carryforwards and the protection afforded by the tax benefit preservation plan; the potential for higher growth from the Aftermarket Services and e-Business solutions; the expected impact of the Company’s investment and cost reduction plan, as well as the timing and impact of the expected benefits of such program; the amount of expected cost savings in fiscal 2012 and on an annualized basis and further benefits in fiscal 2013; the expected reduction in short-duration project expenditures; and the expected long-term growth as a result of strengthening the Company’s leadership team. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy, including its investment and costs savings plan and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; there can be no assurance that the Company will be able to utilize its tax attributes at any time in the future; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Important Additional Information

On December 2, 2011, ModusLink filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2011 annual meeting of stockholders (the “2011 Annual Meeting”) and has mailed the definitive proxy statement to its stockholders. The definitive proxy statement contains important information concerning the identity and interests of ModusLink’s directors, director nominees and certain of its officers and employees that may be deemed, along with ModusLink, to be participants in the solicitation of ModusLink’s stockholders in connection with the 2011 Annual Meeting.

Copies of ModusLink’s definitive proxy statement, any other relevant documents and other materials filed with the SEC concerning ModusLink, when filed, may be obtained free of charge at www.sec.gov and www.ir.moduslink.com. The definitive proxy statement and any other relevant documents filed with the SEC contain (or will contain) important information, and stockholders should carefully read the definitive proxy statement, the accompanying WHITE proxy card and other materials filed with the SEC when they become available before making any voting decision.

Contacts:

ModusLink Global Solutions:

Robert Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

Joele Frank, Wilkinson, Brimmer, Katcher

Joele Frank/Kelly Sullivan/Averell Withers

212-355-4449